TEMPLETON GROWTH FUND, INC.

ARTICLES SUPPLEMEN[illegible]

[illegible] FOR RECORD [illegible] /15/[illegible] AT 10:33 [illegible]

TEMPLETON GROWTH FUND, INC., a Maryland corporation registered under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on December 2, 1992, adopted a resolution to increase the total number of Shares of stock which the Corporation shall have the authority to issue to SIX HUNDRED MILLION (600,000,000) Common Shares of the par value of ONE CENT ($0.01) per Share and of the aggregate par value of SIX MILLION DOLLARS ($6,000,000).

SECOND: The Shares of the Corporation authorized and classified pursuant to Article First of these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the Charter of the Corporation. The total number of Shares of capital stock the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

THIRD: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the Corporation had the authority [illegible] 300,000,000 Common Shares of the par value of [illegible] per Share [illegible] an aggregate par value of $3,000,000. [illegible], the Corporation's [illegible] of

Incorporation authorize the issuance of 600,000,000 Common Shares of the par value of $0.01 per Share and having an aggregate par value of $6,000,000. The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Templeton Growth Fund, Inc. (including the 300, 00,000 Shares previously designated as "Common Shares"), as set forth in Articles of Incorporation of the Corporation as heretofore amended and supplemented, are not changed by these Articles Supplementary.

IN WITNESS WHEREOF, Templeton Growth Fund, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: December 14, 1992

TEMPLETON GROWTH FUND, INC.

By: Harold F. McElraft

Harold F. McElraft
Vice President

Attest: Thomas M. Mistele

Thomas M. Mistele
Secretary